UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 8, 2019

Brookfield Property REIT Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34948	27-2963337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Vesey Street, 15th Floor, New York, NY	10281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 417-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act.

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2019, the Board of Directors (the “Board”) of the Company appointed Ms. Caroline Atkinson to the Board, effective February 6, 2019.

Ms. Atkinson is an Oxford-trained economist with more than two decades as a senior policy-maker in international economics and finance and is an executive in technology. She has held senior positions in Google, the U.S. government, International Monetary Fund (IMG) and the Bank of England. Most recently Ms. Atkinson was Head of Global Policy for Google Inc. Prior to joining Google, Ms Atkinson worked for President Barack Obama as the Deputy National Security Adviser for International Economics at the White House. She was the President’s personal representative to major international economic summits, including the G-7/8 and the G-20. She was also the Advisor to Treasury Secretaries Robert Rubin and Lawrence Summers. She has advised leading U.S. companies on global business and economic issues. Ms Atkinson is a Member of the Board Executive Committee for the Peterson Institute for International Economics, and a Member of Council on Foreign Relations and the Economic Club of New York.

Effective on February 6, 2019, Ms Atkinson will become eligible to receive the standard compensation provided by the Company to its other independent directors.

Consistent with the Joint Governance Agreement, dated as of August 28, 2018, between the Company and Brookfield Property Partners L.P., the BPY General Partner and BP US REIT LLC (formerly known as Brookfield Properties, Inc., a Delaware corporation), Ms Atkinson will serve as a member of the board of directors of the BPY General Partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKFIELD PROPERTY REIT INC.

Date: February 8, 2019	By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Secretary